Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact: Carol Cabezas
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS OVER 25% INCREASE IN EARNINGS AND
ANTICIPATES FIFTH CONSECUTIVE YEAR OF DOUBLE DIGIT EARNINGS
GROWTH IN 2017

MIAMI – January 26, 2017 – Royal Caribbean Cruises Ltd. (NYSE: RCL) today reported US GAAP and adjusted earnings for 2016 of $5.93 and $6.08 per share, respectively, resulting in more than a 25% increase in both US GAAP and adjusted earnings over 2015.

As the company enters its DOUBLE-DOUBLE year, forward bookings are at record levels and earnings are expected to be in the range of $6.90 - $7.10 per share.

KEY HIGHLIGHTS

Full Year 2016:

>	Net Yields were up 3.9% on a Constant-Currency basis (1.6% As-Reported).
>	Net Cruise Costs (“NCC”) excluding fuel were up 0.9% on a Constant-Currency basis (up 0.3% As-Reported).
>	US GAAP Net Income was $1.28 billion or $5.93 per share, versus $665.8 million or $3.02 per share in 2015. Last year’s figure includes an impairment charge related to Pullmantur.
>
Adjusted Net Income was $1.31 billion, or $6.08 per share, versus Adjusted Net Income of $1.07 billion, or $4.83 per share, in 2015.  This exceeds the midpoint of both the company’s original guidance for the year and the most recent update.

Full Year 2017 Outlook:

>	Net Yields are expected to increase 4.0% to 6.0% on a Constant-Currency basis (3.3% to 5.3% As-Reported).
>	NCC excluding fuel are expected to be flat on a Constant-Currency basis (flat to (1.0%) As-Reported).
>	Adjusted EPS for 2017 is expected to be in the range of $6.90 - $7.10 per share.
>	Foreign exchange and fuel prices are creating headwinds. The above guidance is based on current rates which will cost the company $0.18 per share versus last year’s figures.  Since the last update, the impact has worsened by $0.10 per share.

“As we enter our DOUBLE-DOUBLE year, we have never been so well positioned,” said Richard D. Fain, chairman and chief executive officer.  “This program has done what it set out to do – bookings are at record levels, the preference our brands enjoy has never been stronger, we are on the cusp of investment grade ratings, our dividends are at an all-time high, costs have been well managed, and our guests’ satisfaction has never been better.  The DOUBLE-DOUBLE program helped reinforce the mindset and discipline across our organization which has gotten us here.  For that I thank every one of the men and women whose passion and efforts are driving this performance. While currency and fuel are both significant negatives at the moment, our business continues to thrive.”

FOURTH QUARTER RESULTS

US GAAP and Adjusted Net Income for the fourth quarter of 2016 were $261.1 million, or $1.21 per share and $264.7 million, or $1.23 per share, respectively, compared to US GAAP and Adjusted Net Income of $206.8 million, or $0.94 per share, for the same period last year.  Constant-Currency NCC excluding fuel were down 1.9%, better than guidance, driven by operational efficiencies.  Net Yields on a Constant-Currency basis increased 5.3%, below guidance due mainly to lower close-in pricing.

FULL YEAR 2016 RESULTS

US GAAP Net Income for the full year 2016 was $1.28 billion or $5.93 per share, compared to $665.8 million, or $3.02 per share in 2015.  The 2015 figure includes a non-cash impairment charge related to the Pullmantur brand.  Adjusted Net Income for the full year 2016 was $1.31 billion, or $6.08 per share, compared to Adjusted Net Income of $1.07 billion, or $4.83 per share, for the full year 2015.  This represents more than a 25% year-over-year increase in earnings per share.

Net Yields for the full year 2016 increased 3.9% on a Constant-Currency basis versus 3.5% in 2015 marking another year of consistent yield improvement.

NCC excluding fuel were up 0.9% on a Constant-Currency basis.  The average bunker price net of hedging for full year 2016 was $522 per metric ton and consumption was 1,367,000 metric tons.

During 2016, both the US dollar and the price of fuel in world markets rose.  There has historically been an inverse relationship between the foreign exchange impact on our currency exposures and fuel prices, but recently global trends have caused both factors to work against the business.  For 2016, the net impact of currency and fuel was a negative $0.08 per share relative to January guidance.

FULL YEAR 2017

The company’s booked position for 2017 is better than last year’s record high, and at higher rates.  Strength from North American consumers is driving exceptionally positive trends for North American and European products.  These trends, along with a positive outlook for Australia and a solid booked position in China for the first half of the year, are positioning the company for robust growth in 2017.

“Our global portfolio of products is demonstrating strength across virtually all key markets, positioning us to deliver strong yield growth in 2017,” said Jason T. Liberty, chief financial officer.  “Strong topline growth combined with continued focus on cost management will generate another year of record setting results.  Even with significant pressure from FX and fuel, we will deliver another stellar year.”

The company expects a Net Yield increase in the range of 4.0% to 6.0% on a Constant-Currency basis and 3.3% to 5.3% on an As-Reported basis for the full year.

NCC excluding fuel are expected to be flat on a Constant-Currency basis and flat to (1.0%) As-Reported.

Since our last earnings call, the dollar has continued to strengthen relative to the basket of currency exposures, and fuel prices have increased – negatively impacting 2017 earnings per share by $0.10.

Taking into account current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company currently estimates 2017 Adjusted EPS will be in the range of $6.90 - $7.10 per share.

FIRST QUARTER 2017

Constant-Currency and As-Reported Net Yields are expected to be up 4.5% to 5.0% and approximately 5.0%, respectively, in the first quarter of 2017. Robust demand in Australia for Ovation of the Seas and exceedingly strong demand for Harmony of the Seas in the Caribbean are key contributors to this yield improvement.  The deconsolidation of Pullmantur is also a driver of yield growth in the quarter.

NCC excluding fuel are expected to be down approximately 4.5% on a Constant-Currency basis (down approximately 5.0% As-Reported).  While operating costs for the full year show continued good expense discipline, the timing of costs between quarters varies considerably.  Relative to 2016, costs are expected to be down substantially in the first half of 2017 and up in the second half.  In the first six months the company will recognize a benefit from the sale of Legend of the Seas, leverage scale from new capacity and have significantly fewer dry dock days.

Based on current fuel pricing, interest rates and currency exchange rates and the factors detailed above, the company expects first quarter Adjusted EPS to be approximately $0.90 per share.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS

Fuel Expense
The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices the company has included $178 million and $704 million of fuel expense in its first quarter and full year 2017 guidance, respectively.

Forecasted consumption is 60% hedged via swaps for 2017 and 44%, 35%, 20% and 0% hedged for 2018, 2019, 2020 and 2021, respectively. For the same five-year period, the average cost per metric ton of the hedge portfolio is approximately $508, $452, $342, $340 and $0, respectively.

The company provided the following fuel statistics for the first quarter and full year 2017:

FUEL STATISTICS	First Quarter 2017	Full Year 2017
Fuel Consumption (metric tons)	336,000	1,332,000
Fuel Expenses	$178 million	$704 million
Percent Hedged (fwd consumption)	59%	60%
Impact of 10% change in fuel prices	$7 million	$30 million

In summary, the company provided the following guidance for the first quarter and full year of 2017:

GUIDANCE	As-Reported	Constant-Currency
First Quarter 2017
Net Yields	Approx. 5.0%	4.5% to 5.0%
Net Cruise Costs per APCD	Approx. (4.0%)	(3.5%) to (4.0%)
Net Cruise Costs per APCD excluding Fuel	Approx. (5.0%)	Approx. (4.5%)

Full Year 2017
Net Yields	3.3% to 5.3%	4.0% to 6.0%
Net Cruise Costs per APCD	Better than flat	Flat
Net Cruise Costs per APCD excluding Fuel	Flat to (1%)	Flat

GUIDANCE	First Quarter 2017	Full Year 2017
Capacity Increase	1.0%	(1.7%)
Depreciation and Amortization	$230 to $240 million	$935 to $945 million
Interest Expense, net	$70 to $80 million	$280 to $290 million
Adjusted EPS	Approx. $0.90	$6.90 to $7.10

GUIDANCE	First Quarter 2017	Full Year 2017
1% Change in Currency	$3 million	$17 million
1% Change in Net Yield	$16 million	$68 million
1% Change in NCC x fuel	$9 million	$35 million
1% Change in LIBOR	$9 million	$43 million

Exchange rates used in guidance calculations
	Previous – October	Current - January
GBP	$1.22	$1.25
AUD	$0.76	$0.76
CAD	$0.75	$0.76
CNH	$0.15	$0.15
EUR	$1.09	$1.08
LIQUIDITY AND FINANCING ARRANGEMENTS
As of December 31, 2016, liquidity was $1.0 billion, including cash and the undrawn portion of the company's unsecured revolving credit facilities.  The company noted that scheduled debt maturities for 2017, 2018, 2019, 2020 and 2021 are $1.3 billion, $2.3 billion, $0.8 billion, $1.6 billion and $0.6 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE

Based upon current ship orders, projected capital expenditures for full year 2017, 2018, 2019, 2020 and 2021 are $0.6 billion, $2.6 billion, $1.5 billion, $2.0 billion and $2.3 billion, respectively.  Capacity changes for 2017, 2018, 2019, 2020 and 2021 are expected to be -1.7%, 3.1%, 7.5%, 3.7% and 7.4%, respectively.  These figures do not include potential ship sales or additions that we may elect to make in the future.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Standard Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Net Income
Adjusted Net Income represents net income excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included the impairment of the Pullmantur related assets, the net loss related to the elimination of the Pullmantur reporting lag, the net gain related to the sale of the Pullmantur and CDF brands and related costs and restructuring charges and other initiative costs related to our Pullmantur right-sizing strategy and other restructuring initiatives.

Adjusted Earnings Per Share (“Adjusted EPS”)
Represents Adjusted Net Income divided by the diluted shares outstanding at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.  It is inherently difficult to forecast the amount and/or significance of events or transactions that may be included in future US GAAP earnings per share but which management does not believe to be representative of underlying business performance. In the past, these have included discrete items, such as restructuring charges and impairments related to the Pullmantur brand and the assets operated by it.  Given this uncertainty, we are unable to reasonably estimate the related impact of such items to US GAAP earnings per share, the GAAP financial measure most directly comparable to Adjusted EPS, and to reconcile, without unreasonable effort, the Company's forecasted range of Adjusted EPS to a comparable GAAP range.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.  APCDs reported do not include the November and December 2015 APCD amounts related to the elimination of the Pullmantur reporting lag.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs Excluding Fuel are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar.  Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs Excluding Fuel on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

DOUBLE-DOUBLE
Our DOUBLE-DOUBLE Program refers to the multi-year Adjusted EPS and Return on Invested Capital ("ROIC") goals we publicly announced in 2014 and are seeking to achieve during 2017. We designed this corporate program to help us better communicate and motivate our employees about our business goals by articulating longer-term financial objectives. Under the program, we are targeting Adjusted EPS of $6.78 in 2017 (double our 2014 Adjusted EPS of $3.39) and ROIC of 10% in 2017 (compared to ROIC of 5.9% in 2014).

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”) and Net Cruise Costs (“NCC”) Excluding Fuel
Represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance. We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the costs deducted to arrive at these measures. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful. Net Cruise Costs excludes the net gain related to the sale of the Pullmantur and CDF brands and related costs and initiative costs related to our Pullmantur right-sizing strategy and other restructuring initiatives.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful. Net Yields excludes initiative costs related to the sale of the Pullmantur and CDF brands.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that owns and operates three global brands: Royal Caribbean International, Celebrity Cruises and Azamara Club Cruises.  We are a 50% joint venture owner of the German brand TUI Cruises, a 49% interest in the Spanish brand Pullmantur and a minority interest in SkySea cruises. Together, these brands operate a combined total of 49 ships with an additional thirteen on order.  They operate diverse itineraries around the world that call on approximately 535 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamaraclubcruises.com, www.tuicruises.com, www.pullmantur.es, or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2017 and beyond; expectations regarding the timing and results of our Double-Double initiative; and expectations regarding credit ratings.  Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” and similar expressions are intended to help identify forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; our ability to obtain new borrowings in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs; incidents or adverse publicity concerning the travel industry generally or the cruise industry specifically; concerns over safety, health and security aspects of traveling; unavailability of ports of call; the uncertainties of conducting business internationally and expanding into new markets and new ventures; changes in operating and financing costs; the impact of foreign exchange rates, interest rate and fuel price fluctuations; vacation industry competition and changes in industry capacity and overcapacity; the impact of new or changing regulations on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our recent quarterly report on 10-Q, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Passenger ticket revenues	$1,354,670	$1,370,632	$6,149,323	$6,058,821
Onboard and other revenues	554,933	531,421	2,347,078	2,240,253
Total revenues	1,909,603	1,902,053	8,496,401	8,299,074
Cruise operating expenses:
Commissions, transportation and other	289,286	307,369	1,349,677	1,400,778
Onboard and other	93,819	114,546	493,558	553,104
Payroll and related	210,936	213,987	882,891	861,775
Food	113,914	118,692	485,673	480,009
Fuel	182,393	188,112	713,676	795,801
Other operating	232,903	230,635	1,090,064	1,007,926
Total cruise operating expenses	1,123,251	1,173,341	5,015,539	5,099,393
Marketing, selling and administrative expenses	254,482	269,464	1,100,290	1,086,504
Depreciation and amortization expenses	233,203	209,330	894,915	827,008
Impairment of Pullmantur related assets	—	—	—	411,267
Restructuring charges	1,825	—	8,452	—
	1,612,761	1,652,135	7,019,196	7,424,172
Operating Income	296,842	249,918	1,477,205	874,902
Other income (expense):
Interest income	5,981	3,781	20,856	12,025
Interest expense, net of interest capitalized	(80,567)	(64,127)	(307,370)	(277,725)
Equity investment income	33,518	18,842	128,350	81,026
Other income (expense)(1)	5,312	(1,615)	(35,653)	(24,445)
	(35,756)	(43,119)	(193,817)	(209,119)
Net Income	$261,086	$206,799	$1,283,388	$665,783

Earnings per Share:
Basic	$1.22	$0.95	$5.96	$3.03
Diluted	$1.21	$0.94	$5.93	$3.02

Weighted-Average Shares Outstanding:
Basic	214,588	218,652	215,393	219,537
Diluted	215,591	219,893	216,316	220,689

Comprehensive Income
Net Income	$261,086	$206,799	$1,283,388	$665,783
Other comprehensive (loss) income:
Foreign currency translation adjustments	(6,061)	(6,158)	2,362	(30,152)
Change in defined benefit plans	10,512	(807)	(1,636)	4,760
Gain (loss) on cash flow derivative hedges	156,599	(125,079)	411,223	(406,047)
Total other comprehensive income (loss)	161,050	(132,044)	411,949	(431,439)

Comprehensive Income	$422,136	$74,755	$1,695,337	$234,344

STATISTICS

	Quarter Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016 (2)	2015
Passengers Carried	1,389,603	1,348,447	5,754,747	5,401,899
Passenger Cruise Days	9,883,509	9,666,317	40,250,557	38,523,060
APCD	9,340,963	9,361,889	37,844,644	36,646,639
Occupancy	105.8%	103.3%	106.4%	105.1%

(1) Including a $21.7 million loss related to the 2016 elimination of the Pullmantur reporting lag and including in 2015 a net deferred tax benefit of $12.0 million related to the Pullmantur impairment.

(2) Does not include November and December 2015 amounts related to the elimination of the Pullmantur reporting lag. Additionally, effective August 2016, we no longer include Pullmantur Holdings in these amounts.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	December 31,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$132,603	$121,565
Trade and other receivables, net	291,899	238,972
Inventories	114,087	121,332
Prepaid expenses and other assets	209,716	220,579
Derivative financial instruments	—	134,574
Total current assets	748,305	837,022
Property and equipment, net	20,161,427	18,777,778
Goodwill	288,386	286,764
Other assets	1,112,206	880,479
	$22,310,324	$20,782,043

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,285,735	$899,542
Accounts payable	305,313	302,072
Accrued interest	46,166	38,325
Accrued expenses and other liabilities	692,322	658,601
Derivative financial instruments	146,592	651,866
Customer deposits	1,965,473	1,742,286
Total current liabilities	4,441,601	4,292,692
Long-term debt	8,101,701	7,627,701
Other long-term liabilities	645,610	798,611

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 234,613,486 and 233,905,166 shares issued, December 31, 2016 and December 31, 2015, respectively)	2,346	2,339
Paid-in capital	3,328,517	3,297,619
Retained earnings	7,860,341	6,944,862
Accumulated other comprehensive loss	(916,484)	(1,328,433)
Treasury stock (20,019,237 and 15,911,971 common shares at cost, December 31, 2016 and December 31, 2015, respectively)	(1,153,308)	(853,348)
Total shareholders' equity	9,121,412	8,063,039
	$22,310,324	$20,782,043

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Year Ended
	December 31,
	2016	2015
Operating Activities
Net income	$1,283,388	$665,783
Adjustments:
Depreciation and amortization	894,915	827,008
Impairment of Pullmantur related assets	—	411,267
Net deferred income tax expense (benefit)	2,608	(10,001)
Share-based compensation expense	32,659	36,073
Equity investment income	(128,350)	(81,026)
Amortization of debt issuance costs	52,795	52,153
Loss on derivative instruments not designated as hedges	45,670	59,162
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	4,759	63,102
(Increase) decrease in inventories	(1,679)	1,197
Decrease (increase) in prepaid expenses and other assets	11,519	(2,262)
Increase (decrease) in accounts payable	29,564	(25,278)
Increase (decrease) in accrued interest	7,841	(10,749)
Increase in accrued expenses and other liabilities	20,718	33,859
Increase (decrease) in customer deposits	188,632	(92,849)
Dividends received from unconsolidated affiliates	75,942	33,338
Other, net	(4,291)	(14,411)
Net cash provided by operating activities	2,516,690	1,946,366
Investing Activities
Purchases of property and equipment	(2,494,363)	(1,613,340)
Cash paid on settlement of derivative financial instruments	(213,202)	(178,597)
Investments in and loans to unconsolidated affiliates	(9,155)	(56,163)
Cash received on loans to unconsolidated affiliates	38,213	124,253
Other, net (3)	(46,385)	(19,128)
Net cash used in investing activities	(2,724,892)	(1,742,975)
Financing Activities
Debt proceeds	7,338,560	4,399,501
Debt issuance costs	(88,241)	(68,020)
Repayments of debt	(6,365,570)	(4,118,553)
Purchase of treasury stock	(299,959)	(200,000)
Dividends paid	(346,487)	(280,212)
Proceeds from exercise of common stock options	2,258	11,252
Other, net	3,248	2,520
Net cash provided by (used in) financing activities	243,809	(253,512)
Effect of exchange rate changes on cash	(24,569)	(17,555)
Net increase (decrease) in cash and cash equivalents	11,038	(67,676)
Cash and cash equivalents at beginning of year	121,565	189,241
Cash and cash equivalents at end of year	$132,603	$121,565
Supplemental Disclosures
Cash paid during the year for:
Interest, net of amount capitalized	$256,775	$248,611

Non-Cash Investing Activities
Notes receivable issued upon sale of property and equipment	$213,042	$—

(3)Amount includes $26.0 million related to cash included in the divestiture of Pullmantur Holdings (formerly known as RCHE).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended December 31,			Year Ended December 31,
	2016	2016 On a Constant Currency Basis	2015	2016	2016 On a Constant Currency Basis	2015
Passenger ticket revenues	$1,354,670	$1,385,890	$1,370,632	$6,149,323	$6,320,827	$6,058,821
Onboard and other revenues	554,933	557,374	531,421	2,347,078	2,363,497	2,240,253
Total revenues	1,909,603	1,943,264	1,902,053	8,496,401	8,684,324	8,299,074
Less:
Commissions, transportation and other	289,286	295,407	307,369	1,349,677	1,382,295	1,400,778
Onboard and other	93,819	93,816	114,546	493,558	495,101	553,104
Net Revenues including other initiative costs	1,526,498	1,554,041	1,480,138	6,653,166	6,806,928	6,345,192
Less:
Other initiative costs included within Net Revenues	(387)	(339)	—	(2,230)	(2,129)	—
Net Revenues	$1,526,885	$1,554,380	$1,480,138	$6,655,396	$6,809,057	$6,345,192

APCD	9,340,963	9,340,963	9,361,889	37,844,644	37,844,644	36,646,639
Gross Yields	$204.43	$208.04	$203.17	$224.51	$229.47	$226.46
Net Yields	$163.46	$166.40	$158.10	$175.86	$179.92	$173.15

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended December 31,			Year Ended December 31,
	2016	2016 On a Constant Currency Basis	2015	2016	2016 On a Constant Currency Basis	2015
Total cruise operating expenses	$1,123,251	$1,130,086	$1,173,341	$5,015,539	$5,056,533	$5,099,393
Marketing, selling and administrative expenses	254,482	257,914	269,464	1,100,290	1,114,855	1,086,504
Gross Cruise Costs	1,377,733	1,388,000	1,442,805	6,115,829	6,171,388	6,185,897
Less:
Commissions, transportation and other	289,286	295,407	307,369	1,349,677	1,382,295	1,400,778
Onboard and other	93,819	93,816	114,546	493,558	495,101	553,104
Net Cruise Costs including other initiative costs	994,628	998,777	1,020,890	4,272,594	4,293,992	4,232,015
Less:
Other initiative costs included within cruise operating expenses and marketing, selling and administrative expenses	1,360	1,285	—	2,433	2,525	—
Net gain related to the sale of Pullmantur and CDF Croisières de France brands included within other operating expenses	—	—	—	(3,834)	(3,834)	—
Net Cruise Costs	993,268	997,492	1,020,890	4,273,995	4,295,301	4,232,015
Less:
Fuel(4)	182,393	182,421	188,112	713,252	714,257	795,801
Net Cruise Costs Excluding Fuel	$810,875	$815,071	$832,778	$3,560,743	$3,581,044	$3,436,214

APCD	9,340,963	9,340,963	9,361,889	37,844,644	37,844,644	36,646,639
Gross Cruise Costs per APCD	$147.49	$148.59	$154.11	$161.60	$163.07	$168.80
Net Cruise Cost per APCD	$106.33	$106.79	$109.05	$112.94	$113.50	$115.48
Net Cruise Costs Excluding Fuel per APCD	$86.81	$87.26	$88.95	$94.09	$94.62	$93.77
(4) For the year ended December 31, 2016, amount does not include fuel expense of $0.4 million included within other initiative costs associated with the redeployment of Pullmantur’s Empress to the Royal Caribbean International brand.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)

Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net Income	$261,086	$206,799	$1,283,388	$665,783
Adjusted Net Income	264,658	206,799	1,314,689	1,065,066
Net Adjustments to Net Income - Increase	$3,572	$—	$31,301	$399,283
Adjustments to Net Income:
Impairment of Pullmantur related assets(5)	$—	$—	$—	$399,283
Net loss related to the elimination of the Pullmantur reporting lag	—	—	21,656	—
Net gain related to the sale of the Pullmantur and CDF Croisières de France brands	—	—	(3,834)	—
Restructuring charges	1,825	—	8,452	—
Other initiative costs	1,747	—	5,027	—
Net Adjustments to Net Income - Increase	$3,572	$—	$31,301	$399,283

Earnings per Share - Diluted	$1.21	$0.94	$5.93	$3.02
Adjusted Earnings per Share - Diluted	1.23	0.94	6.08	4.83
Net Adjustments to Net Income - Increase	$0.02	$—	0.15	$1.81

Adjustments to Earnings per Share:
Impairment of Pullmantur related assets(5)	$—	$—	$—	$1.81
Net loss related to the elimination of the Pullmantur reporting lag	—	—	0.10	—
Net gain related to the sale of the Pullmantur and CDF Croisières de France brands	—	—	(0.01)	—
Restructuring charges	0.01	—	0.04	—
Other initiative costs	0.01	—	0.02	—
Net Adjustments to Net Income - Increase	$0.02	$—	$0.15	$1.81

Weighted-Average Shares Outstanding - Diluted	215,591	219,893	216,316	220,689

(5) Includes a net income tax benefit of $12.0 million related to the Pullmantur impairment.